Exhibit 4.4

[Face of 144A Note]

CUSIP: 043436AE4
ISIN: US043436AE40
Exchange Note CUSIP:
Exchange Note ISIN:
CUSIP for unrestricted notes:
ISIN for unrestricted notes:

7.625% Senior Subordinated Notes due 2017

No. 144A-[1]	$

ASBURY AUTOMOTIVE GROUP, INC.

promises to pay to                            , or registered assigns, the principal sum of                   Dollars on March 15, 2017.

Interest Payment Dates:  March 15 and September 15 of each year until maturity and the Maturity Date

Record Dates:  March 1 with respect to March 15 Interest Payment Dates, September 1 with respect to September 15 Interest Payment Dates and March 1, 2017 with respect to interest payable at maturity.

Dated:

ASBURY AUTOMOTIVE GROUP, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture:

Dated:

THE BANK OF NEW YORK,
As Trustee

By:
Authorized Signatory

[Back of Note]
7.625% Senior Subordinated Notes due 2017

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       INTEREST.  Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.625% per annum from March 26, 2007 until maturity and shall pay the Special Interest payable pursuant to Section 2 of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest semi-annually in arrears on March 15 and September 15 of each year and on maturity, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2007. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                       METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Special Interest to the Persons who are registered Holders of Notes at the close of business on (i) the 1st of March next preceding each March 15 Interest Payment Date; (ii) the 1st of September next preceding each September 15 Interest Payment Date; and (iii) March 1, 2017 with respect to interest payable at maturity even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in  of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and premium or Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and interest, premium and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                       PAYING AGENT AND REGISTRAR. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.                                       INDENTURE. The Company issued the Notes under an Indenture dated as of March 26, 2007 (“Indenture”) between the Company, the Guarantors thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Company shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue additional Notes pursuant to Section 2.14 of the Indenture.

5.                                       OPTIONAL REDEMPTION.

(a)                                  Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to March 15, 2012. Thereafter, the Company shall have the option to redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage

2012	103.813%
2013	102.542%
2014	101.271%
2015 and thereafter	100.000%

(b)                                 Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time, after the date hereof, on or prior to March 15, 2010, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes) issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest thereon, if any, to the redemption date with the net cash proceeds of one or more Equity Offerings provided that:

(i)                                     at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(ii)                                  the redemption occurs within 45 days of the date of the closing of such Equity Offering.

(c)                                  At any time prior to March 15, 2012, all or part of the Notes may also be redeemed at the option of the Company, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest thereon, if any, to the Redemption Date.

6.                                       MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.                                       REPURCHASE AT OPTION OF HOLDER.

(a)                                  If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase (the “Change of Control Payment”); provided that, if only a portion of the Notes of the Holders is to be repurchased, the unrepurchased portion of the Notes of any Holder must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                                 If the Company or a Restricted Subsidiary consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall commence an offer to all Holders of Notes (as “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.                                       NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed; provided that, if only a portion of the Notes of a Holder is to be redeemed, the unredeemed portion of the Notes of such Holder must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.                                       DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture; provided that no service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange; provided, however, that the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 of the Indenture). The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.                                 PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11.                                 AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, to provide for uncertificated Notes in addition to or in place of certificated Notes, to comply with the covenant relating to mergers, consolidations and sales of assets, to provide for the assumption of the Company’s or Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to add Guarantees with respect to the Notes or to secure the Notes, to add to the covenants of the Company or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, to provide for the issuance of exchange or private exchange notes or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

12.                                 DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes, whether or not prohibited by Article 10 of the Indenture; (ii) default in payment when due of principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, whether or not prohibited by Article 10 of the Indenture; (iii) failure by the Company to comply with Section 5.01of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with Sections 4.07, 4.09, 4.10 or 4.15 of the Indenture for a period of 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class; (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to observe or perform any other covenant or other agreement in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Company or any of its Restricted Subsidiaries, which default is caused by a failure to pay principal at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) certain final judgments for the payment of money that remain not paid, discharged or stayed for a period of 60 days, provided that the aggregate of all such not paid, discharged or stayed judgments exceeds $15.0 million; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are, alone or in combination, Significant Subsidiaries as specified in clauses (i) and (j) of Section 6.01 of the Indenture; and (ix) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on its behalf shall deny or disaffirm its obligations under such Guarantor’s Subsidiary Guarantee. If any Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.01 of the Indenture with respect to the Company or any of its Restricted Subsidiaries that are, alone or in combination, Significant Subsidiaries) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration the Notes shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as specified in clauses (i) and (j) of Section 6.01of the Indenture with respect to the Company or any of its Restricted Subsidiaries that are, alone or in combination, Significant Subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice. Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on, any Note) if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders of the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of principal of, Special Interest, if any, or interest on, the Notes (other than non-payment of principal of or interest on or Special Interest, if any, on the Notes that become due solely because of the acceleration of the Notes) (provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.                                 TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.                                 NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.                                 AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.                                 ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.                                 ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Exchange and Registration Rights Agreement dated as of March 26, 2007, between the Company and the parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, among the Company and the other parties thereto relating to rights given by the Company to the purchasers of Additional Notes (collectively, the “Registration Rights Agreement”).

18.                                 CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Asbury Automotive Group, Inc.
622 Third Avenue, 37th Floor
New York, New York 10017
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Social Security or Tax Identification Number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture check the appropriate box below.

☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*                                           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian